Exhibit 99.1

Press Release

For further information, please contact:

EURO RSCG Life NRP

Brian Ritchie/ Mark Vincent

+1-212-845-4200

ICORIA SECURES $5 MILLION FINANCING

— PROVIDES CAPITAL FOR EXPANDING BUSINESS —

RESEARCH TRIANGLE PARK, NC, October 21, 2004 – Icoria, Inc. (NASDAQ: ICOR), an integrated systems biology company, announced today that it has raised $5 million gross proceeds through the sale of a three-year Secured Convertible Term Note (“Note”) in a private placement with Laurus Master Fund, Ltd. This Note is payable in cash or convertible into shares of Icoria’s common stock at a fixed conversion price of $0.53 per share beginning in May 2005. Terms of the Note provide for an initial interest rate of Prime plus 2.50%, subject to reductions dependent on future increases in Icoria’s share price.

In connection with the sale of this Note, the Company issued warrants that provide for the purchase of approximately 1.65 million shares of Common Stock at a weighted average price of $0.79. Equal amounts of these warrants expire two and five years after issuance.

“This financing represents an important milestone in strengthening our liquidity position, as we move closer to financial self-sustainment. With the proceeds from this financing we have repaid our existing equipment loan to General Electric Capital Corporation, which carried interest rates over 11% and placed restrictions on our cash. This financing also helps us with our current loan covenants,” said Philip R. Alfano, Chief Financial Officer of Icoria.

“We are very pleased to have secured this financing, which will provide necessary capital to continue to grow our business,” said Heinrich Gugger, Ph.D., President and CEO of Icoria. “When coupled with the net cash flow resulting from our growing revenue base, this financing allows us to continue to expand and enrich our programs to meet the needs of the healthcare and agrichemical marketplaces.”

The Company will file a Form 8-K Report with the Securities and Exchange Commission including supporting documents related to this financing transaction.

About Icoria

Icoria (formerly Paradigm Genetics, Inc.) is an integrated systems biology company applying its proprietary platform to the discovery and development of safer, more effective drugs and agrichemicals. Icoria has major contracts with the National Institute of Environmental Health Sciences, Bayer CropScience, the Monsanto Company, Pioneer Hi-Bred International (a subsidiary of DuPont) and L’Oréal Inc. Icoria also has a major grant from the National Institute of Standards & Technology’s Advanced Technology Program. For more information, visit www.icoria.com.

This press release contains forward-looking statements. Such forward-looking statements are based on management’s current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. These risks, factors and uncertainties include, but are not limited to, Icoria’s early stage of development, history of net losses, technological and product development uncertainties, reliance on research collaborations, uncertainty of additional funding and ability to protect its patents and proprietary rights. Certain of these and other risks are identified in Icoria’s annual report on Form 10-K for the year ended December 31, 2003 and in its quarterly report on Form 10-Q for the quarter ended June 30, 2004, each filed with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in our expectations, except as may be required by law.

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